                                                                    EXHIBIT 99.2

                  LIMITED SUMMARY REAL ESTATE APPRAISAL REPORT
                       SELF-STORAGE FACILITY AND EXPANSION
                            LIBERTY SELF-STOR DAYTON
                            3785 SHILOH SPRINGS ROAD
                              TROTWOOD, OHIO 45426

                                 April 22, 1999



Provident Bank
1111 Superior Avenue
Cleveland, OH 44114-2522

                                 RE: Limited summary appraisal of an existing 19,550 net rentable square foot self-storage/warehouse facility known as Liberty Self-Stor Dayton and a proposed 27,700 net rentable square foot expansion, located at 3785 Shiloh Springs Road, Trotwood, Ohio.


Gentlemen:

         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the market value of the above referenced property (the "Property") currently owned by Liberty Self-Stor, Ltd. (hereafter referred to as "Liberty"). Such appraisal reflects the estimated market value "As Is" of the fee simple interest in the Property as of March 15, 1999. Additionally, we have been engaged to provide value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized". These estimates are included in the Reconciliation of this report. The subject property presently consists of a 19,550 net rentable square foot self-storage facility. A 27,700 square foot addition is proposed. The "As Complete - As Stabilized" value assumes completion of construction of the expansion and the lease up of the facility to market occupancy on or before December 1, 2000. This limited summary appraisal report is prepared in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Such agreement is attached as an exhibit to this report.

         Our valuation has been based in part upon information supplied to us by Liberty including, but not limited to: descriptions of the subject property, unit mix, site plans, statements of net operating income, proposed building or expansion plans and other supporting data. We have relied upon such information and have assumed that the information provided is accurate and complete. Our value estimate is based upon the assumption that the improvements will be constructed as per the specifications provided. We have not attempted to independently verify such information.


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         We are advised by Provident Bank that the purpose of the appraisal is to estimate the value of the Property "As Is" under present market conditions and prospective values "As Complete" and "As Complete, As Stabilized". Stanger understands that the valuation may be reviewed and utilized in connection with a proposed financing, and Stanger agrees to the use of this report for this purpose subject to the terms and conditions of the agreement related thereto dated April 16, 1999. However, the attached appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein.

         Our review was undertaken solely for the purpose of providing an opinion of market value and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total market value of the Property, "As Is", "As Complete" and "As Complete, As Stabilized." Neither Stanger nor the undersigned have any present or contemplated future interest in the Property or in Liberty Self-Stor.

         The appraisal is only an estimate of the market value of the Property "As Is" as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the Property. Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

         This valuation report provides our value conclusion with respect to the Property, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions. The attached exhibits are an integral part of this report.


                                   Sincerely,


                                   /s/ Cornelius J. Guiney
                                   Cornelius J. Guiney, MAI
                                   General Real Estate Appraiser
                                   Ohio Certificate Number 398544



                                   /s/ Thad Q. Simmons
                                   Thad Q. Simmons
                                   Inspecting Appraiser


                                       ii
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                       IDENTIFICATION OF SUBJECT PROPERTY
                       ----------------------------------

         The subject of this appraisal is the real property known as Liberty Self-Stor Dayton, a 19,550 net rentable square foot self-storage facility located at 3785 Shiloh Springs Road, Trotwood, Montgomery County, Ohio 45426. Additions totaling 27,700 net rentable square feet of self storage space are proposed for the subject. This assignment is to value the subject "As Is" and prospective values "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized".


                              PURPOSE OF APPRAISAL
                              --------------------

         The purpose of this appraisal is to estimate the market value of the fee simple interest in the Property "As Is" under market conditions as of March 15, 1999. The "As Complete" value is a prospective value as of the date of the completion of the proposed additions, which is estimated by Liberty management to be July 1, 1999. The "As Complete, As Stabilized" value assumes completion of construction and lease up of the facility to market occupancy on or before December 1, 2000.

         Pursuant to the terms of our engagement, the property valuation was performed using a limited summary format and should not be construed as a self contained report. Summary appraisal reports are generally limited in scope and constitute an informed assessment of a property's value. Effective July 1, 1994, the Appraisal Standards Board revised the Departure Provision of the Uniform Standards of Professional Appraisal Practice to permit three levels of written reports, known as self-contained, summary and restricted appraisal reports. These changes have been adopted to minimize the cost for banks and borrowers.

         At the request of the client, therefore, the appraisal and some of the information contained in the report is summarized. Precautions have been taken, however, to insure that the report is not so limited as to mislead or confuse the reader.


                              FUNCTION OF APPRAISAL
                              ---------------------

         The function of this appraisal is to provide a current estimate of market value "As Is" of the fee simple interest in the Property for use by Provident Bank in connection with a proposed financing of the Property. Additionally, estimates of two prospective values, "As Complete" and "As Complete, As Stabilized" have been requested and are included in the Reconciliation of this report.


                               SCOPE OF APPRAISAL
                               ------------------



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         This limited summary appraisal report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute and in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Pursuant to that agreement, Stanger has relied upon the Income Approach, Sales Comparison Approach and Cost Approach to value the subject property.

         In estimating the value of a property, appraisers typically consider three approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimate by the Cost Approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements, less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The Market Data or Sales Comparison Approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The Income Approach involves an economic analysis of the property based on its potential to provide future net annual income.

         Pursuant to the terms of our engagement, the property valuation was performed using the Income Approach, Sales Comparison Approach and Cost Approach. Since the primary buyer group for the type of property appraised herein is investors, the Income Approach and Sales Comparison Approach were considered the primary valuation methodologies. Further, given the primary criteria used by buyers of the type of property appraised herein, the Cost Approach was considered less reliable than either of the Income Approach or Sales Comparison Approach.

         Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

         Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property, nor is the Appraiser qualified to detect such hazardous substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.


                                DATE OF VALUATION
                                -----------------

         The date of valuation for the Property is March 15, 1999.



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                             MARKET VALUE DEFINITION
                             -----------------------

         Market value shall mean, as used in this report and defined by the Appraisal Standards Board:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.       buyer and seller are typically motivated;

b. both parties are well informed or well advised, and acting in what they consider their own best interest;

c.       a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: Uniform Standards of Professional Appraisal Practice, Appraisal Standards Board.)

         The property rights appraised in this report consist of a fee simple interest. Due to the short-term month-to-month tenancies in a self storage facility, a fee simple interest was deemed appropriate. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate subject only to the limitations of eminent domain, escheat, police power and taxation.

         This appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer and water lines and the buildings. This appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist. This appraisal pertains only to those items which are considered real estate.



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                         HIGHEST AND BEST USE ANALYSIS
                         -----------------------------

         The term "highest and best use," as used in this report, is defined as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value."

         (Source: Appraisal Institute, The Appraisal of Real Estate, Eleventh Edition).

         The four criteria that highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum productivity.

         A full land use feasibility study was not performed. The highest and best use conclusions are based on general observations in the market, land use patterns, and prevailing economic conditions.


HIGHEST AND BEST USE "AS IF VACANT"
-----------------------------------

         Legally Permissible: Legal factors influencing the highest and best use of the subject site are primarily related to governmental restrictions in the form of zoning regulations. The subject site is zoned PUD, and self-storage is the only permitted use. The subject was formerly zoned B-2 under the Madison Township, a commercial designation that does not allow self storage. However, the use was erroneously permitted by the township. When Trotwood incorporated Madison Township, the use was allowed under the "grandfather clause." However, when ownership applied for permits to expand, the local authorities indicated that the zoning would have to be changed for approval. PUD is a special designation that is applied to specific uses on a case-by-case basis, and the subject was approved for self-storage only.

         Physically Possible: The pertinent physical factors affecting the highest and best use of the subject site fall under two categories: site characteristics and location characteristics. Site characteristics include size, dimensions, topography, soil conditions, and the availability of adequate utilities. Location factors include access to transportation, availability of labor and materials, proximity to markets, the impact of the surrounding neighborhood, and conditions of the market within which the property will operate. The subject site has adequate area (5.001 acres) and dimensions to accommodate the development of the subject's permissible use of self storage. The subject site is primarily at street grade, and is not subject to flooding. The site's shape and topography are suitable for development.

         Financially Feasible: As stated previously, the existing zoning classification permits self-storage, and the site is physically suitable for this type of development. The neighborhood is in a mature state of development, with single-family residential and light commercial uses along Shiloh Springs Road. The only new development consists of big box retail uses at Shiloh Springs and

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Highway 49. There are also reports that a developer plans to build a golf course community with multi- and single-family residential. This development will be situated just north of the subject, and construction should begin within the next 12-24 months. Shiloh Springs Road is a major east/west thoroughfare, but traffic flow thins out near the subject. However, the subject is well supported by surrounding residential. Overall, the subject has adequate visibility and based on the surrounding development, self storage is considered a financially feasible use.

         Maximally Productive: The final determination in the highest and best use analysis as if vacant is the maximally productive use of the site. The maximally productive use of the site is the development of a self-storage facility.

         In our opinion, "as if vacant", the highest and best use of the site is the development of a self-storage facility.

HIGHEST AND BEST USE "AS IMPROVED"
----------------------------------

         The subject site is improved with a 206 unit self-storage facility, which is a permitted use under current zoning. Based on the requirements of this zone and other information provided to the appraisers, the subject is a legally conforming use. The subject's design is compatible with the surrounding improvements and land use pattern, and historical occupancy has been near or above 90%. Occupancy is currently 90%. Given the Property's occupancy and location, the building improvements significantly add to the property value as a whole. No other use would warrant removing the existing improvements, bring a higher return to the land and compensate for their removal.

         Based on these factors, the existing improvements are recognized as the highest and best use of the site "As Improved."


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                              VALUATION METHODOLOGY
                              ---------------------

         Pursuant to the terms of this engagement, Stanger has estimated the value of the fee simple interest in the Property based on the Income Approach, Sales Comparison Approach and the Cost Approach to valuation.

         The Income Approach is based on the assumption that the value of a property is dependent upon the Property's ability to produce income. In the Income Approach, a direct capitalization analysis and a discounted cash flow ("DCF") analysis are used to determine the "As Is" value of the fee simple interest in the Property. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the Property.

         The direct capitalization analysis is based upon the net operating income of the Property capitalized at an appropriate capitalization rate based upon property characteristics and competitive position and market conditions at the date of the appraisal.

         In applying the DCF analysis, pro forma statements of operations for the Property including revenues and expenses were analyzed and projected over a ten-year period. The Property is assumed to be sold at the end of the ten-year holding period. The reversion value of the Property which can be realized upon sale at the end of the ten-year holding period is calculated based on capitalization of the estimated net operating income of the Property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the Property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF analysis is based upon estimated target rates of return for buyers of self-storage properties.

         The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject Property. Two units of comparison typically analyzed for self-storage facilities, price per square foot and capitalization rate, were utilized in applying the Sales Comparison Approach to the subject Property.

         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay.

         The following describes more fully the steps involved in the valuation of the subject Property.

SITE INSPECTIONS & DATA GATHERING
---------------------------------

         In conducting the property valuation, representatives of Stanger performed a site inspection of the Property on March 15, 1999. In the course of this site visit, the physical facilities of the Property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the on-site manager was interviewed concerning the Property and other factors. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and national markets.

         In conducting the property valuation, Stanger also interviewed Liberty management personnel to obtain information relating to the condition of the Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the Property improvements.

         In addition, Stanger reviewed the acquisition criteria and parameters used by self-storage real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria and direct interviews with sources deemed appropriate (major national investors, owners, managers, brokers and appraisers of self-storage properties) to investigate such factors as required rates of return, initial capitalization rate requirements, and property type and geographical preferences. Stanger also compiled data on actual transactions involving self-storage properties from which acquisition criteria and parameters were extracted.

EFFECTIVE GROSS INCOME ANALYSIS
-------------------------------

         During the course of the site inspection, competing properties were identified and data on local market rental rates and occupancy were obtained. Such data was compared to available published regional or national averages for self-storage properties and the Property's posted rental rates and occupancy reports. The Property's recent historical effective gross income was also reviewed. After assessing the above factors, an effective gross income estimate was prepared based upon the unit configuration, market rental rates, market occupancy rate and other income estimates.

EXPENSE ANALYSIS
----------------

         Historical data provided to Stanger on expenses was reviewed and property tax assessments were confirmed with local municipalities. Expenses were estimated based upon this review, available published regional or national averages and expenses observed at more than 200 self-storage properties reviewed by Robert A. Stanger & Co., Inc.

SALES COMPARISON ANALYSIS
-------------------------

         Based upon actual and proposed sales transactions identified in the Property's region and throughout the United States, indices of value for the Property were derived considering the Property's age, location and other factors. The indices of value included price per square foot and capitalization rate. The indices of value were applied to the Property to estimate value in accordance with the Sales Comparison Approach. Price per square foot as estimated by reference to comparable sales transactions was multiplied by the rentable square footage of the Property to derive an estimate of value. Net operating income was capitalized at a capitalization rate estimated in accordance with comparable sales transaction data.


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INCOME APPROACH ANALYSIS
------------------------

DIRECT CAPITALIZATION ANALYSIS

         Based upon net operating income, estimated in accordance with the analyses of effective gross income and expenses, and capitalization rates determined in accordance with surveys of buyers of self-storage properties (as confirmed by a review of comparable sales transactions) an estimate of value was derived. This method is described in greater detail in Exhibit I.

DISCOUNTED CASH FLOW ANALYSIS

         A ten year projection of net operating income was prepared based upon net operating income estimated in accordance with the analysis of effective gross income and expenses and escalation factors deemed appropriate for the subject Property. The value of the Property at the end of the ten-year holding period (the "reversion value") was based upon the capitalization of net operating income in the eleventh year at a capitalization rate deemed appropriate for the subject Property based upon its age and other market factors. The reversion value was reduced for estimated selling expenses. The estimated net cash flows from the Property for the ten-year period (including the reversion value net of selling expenses) were discounted to present value at a discount rate deemed appropriate for the subject Property based upon national surveys of target rates of return for buyers of industrial properties, adjusted for the incremental risk associated with self-storage properties. The discounted cash flow analysis is outlined in Exhibit J of this Report.

COST APPROACH ANALYSIS
----------------------

         The estimated value of the property under the Cost Approach was based upon the construction cost per square foot for comparable self-storage facilities as estimated and adjusted by reference to the Marshall & Swift Valuation Service, construction cost data provided by Liberty, construction cost data on comparable self-storage projects compiled by Robert A. Stanger & Co., Inc., the value of land as estimated by reference to comparable land sales transactions, the costs associated with the lease-up of a newly constructed project plus an estimated developer's profit. Such analysis is more fully described in Exhibit K to this report.

RECONCILIATION AND FINAL VALUE ESTIMATE
---------------------------------------

         The estimated value in accordance with the Cost Approach and Sales Comparison Approach was reconciled with the estimated values in accordance with the Income Approach (direct capitalization and discounted cash flow analyses).


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

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value.

         Details of the estimates of the "As Complete, As Stabilized" and "As Complete" values are located in Exhibit L of this report.


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                           PROPERTY VALUE CONCLUSIONS
                           --------------------------

         Based upon the review as described above and detailed in the attached exhibits, it is our opinion that the market value "AS IS" of the fee simple interest in the Property, as of March 15, 1999 was:

                      NINE HUNDRED THIRTY THOUSAND DOLLARS
           -----------------------------------------------------------

                                    $930,000
                                    ---------


         The subject property is presently improved with a 19,550 net rentable square foot self-storage facility and a 27,700 net rentable square foot expansion is planned. The following value estimates consider the value of the subject after these additions are complete:

         As of July 1, 1999, (the anticipated date of the completion of the construction of the additions) the "AS COMPLETE" value, is estimated to be:

                ONE MILLION EIGHT HUNDRED TWENTY THOUSAND DOLLARS
           -----------------------------------------------------------

                                   $1,820,000
                                   ----------


         As of December 1, 2000, the "AS COMPLETE, AS STABILIZED" value is estimated to be:

                    ONE MILLION NINE HUNDRED THOUSAND DOLLARS
           -----------------------------------------------------------

                                   $1,900,000
                                    ---------

         Details of the determination of the "As Complete, As Stabilized" and "As Complete" values can be found in Exhibit L of this report.


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                                 MARKETING TIME
                                 --------------

         The requirements and guidelines of the Uniform Standards of Professional Appraisal Practice (USPAP), Federal National Mortgage Association (Fannie Mae), Federal Deposit Insurance Corporation (FDIC), Veterans Administration (VA) and the Farm Home Administration (FHA) require the appraiser to estimate a reasonable marketing period for the subject property.

         Marketing Time (or Marketing Period) is defined as the time it takes an interest in real property to sell on the open market subsequent to the date of an appraisal.

         Reasonable marketing time is an estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by current market conditions.

(Source: THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition)


ESTIMATED MARKETING TIME
------------------------

         The subject marketing time is estimated to be six months to one year.

This estimate assumes:

1. that the subject property is listed with a competent broker experienced with similar type properties;
2. that the subject is offered for sale at no more than 110% of the appraised value;
3. that mortgage money is available at the time of the listing at competitive market interest rates; and 4. that there is not an oversupply of similar properties offered on the market at reduced or discounted prices.


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                       ASSUMPTIONS AND LIMITING CONDITIONS
                       -----------------------------------

         This appraisal report is subject to the assumptions and limiting conditions as set forth below.

1. No responsibility is assumed for matters of a legal nature affecting the Property or the title thereto. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated.

2. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property's subsoil or structure that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the Property in question, unless arrangements have been previously made therefore.

4. The information contained in the Appraisal or upon which the Appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the Property or their representatives. Neither the Appraiser nor Stanger shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Appraisal and the opinion of value stated therein are as of the date stated in the Appraisal. Changes since that date in market factors can significantly affect property value.

5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the property's values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, the mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news, sales or other media, without the written consent and approval of the Appraiser.


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                 ASSUMPTIONS AND LIMITING CONDITIONS (CONTINUED)
                 -----------------------------------------------

7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other representative of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the property.

9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser and Stanger make no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

10. The Appraisal represents a normal consideration for the Property sold unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property. The Appraiser is not qualified to detect such hazardous substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

12. For purposes of this report, it is assumed that the Property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act
(ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

                 -----------------------------------------------

13. The property valuation reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration.

14. The appraisal is solely for the purpose of providing our opinion of the value of the Property, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

15. At the request of the client the Appraiser has used a limited summary format and invokes the Departure Provision of the Uniform Standard of Professional Appraisal Practice. As such, information pertinent to the valuation may not have been included in this report.

                           CERTIFICATION OF APPRAISAL
                           --------------------------

The undersigned hereby certifies that to the best of his knowledge and belief:

1.       The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

3. We have no present or prospective interest in the Property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, this appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

5. Our analyses, opinions and conclusions were developed, and this report has been prepared using a limited summary report format, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the Code of Professional Ethics of the Appraisal Institute.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. Pursuant to the terms of our engagement, a site inspection of the Property has been performed by representatives of Robert A. Stanger & Co., Inc. Cornelius J. Guiney, MAI, has not made a personal inspection of the Property. However, Mr. Guiney has reviewed all pertinent data and information contained in this report.

8. In addition to the undersigned, Robert Gagliano and Keith Allaire made contributions to the preparation of the analysis, conclusions and opinions contained in this appraisal report.

9. The Appraisal Institute conducts a program of continuing education for its designated members. MAI's who meet the minimum standards of this program are awarded periodic educational certification. Cornelius J. Guiney, MAI, is currently certified under this program.

/s/ Cornelius J. Guiney                           /s/ Thad Q. Simmons
-------------------------------                   ------------------------------
Cornelius J. Guiney, MAI                          Thad Q. Simmons
General Real Estate Appraiser                     Inspecting Appraiser
Ohio Certificate Number 398544

                           QUALIFICATIONS OF APPRAISER
                           ---------------------------


ROBERT A. STANGER & CO., INC.

         Robert A. Stanger & Co., Inc. ("Stanger") provides specialized consulting and valuation services for real estate assets and investment portfolios owned by individuals or institutions. These services relate principally to real estate portfolio valuations, single property appraisals, and the valuation of general partner or limited partner interests.

         Stanger has valued over $12 billion of real estate assets and currently provides confirming opinions or appraisals annually on over $2 billion of properties. Properties reviewed are located throughout the United States and include shopping centers, residential properties, office buildings, hotels, net leased warehouse/industrial properties, free standing retail properties, self-storage facilities and land.

         Stanger maintains a wide range of industry contacts and an extensive database of asset performance information, industry publications, and information on real estate markets.


CORNELIUS J. GUINEY, MAI

         Mr. Guiney began his real estate career in 1968. Since that time he has achieved the esteemed designation of Member of the Appraisal Institute and has valued more than $5 billion of real estate for the purpose of sales, mergers, acquisitions, reorganizations, financings, investor reporting, and tax related matters. Mr. Guiney has been involved in the appraisal of commercial, industrial and residential properties and portfolios including: self-storage facilities, shopping centers; multi-family apartment projects; industrial net lease warehouse and manufacturing facilities; office buildings; hotels; free-standing retail properties; nursing homes, land and other special use facilities.

         Mr. Guiney has qualified as an expert before various courts and administrative bodies including: Tax Court of the State of New Jersey; Superior Courts of Monmouth, Warren, Morris and Bergen Counties, New Jersey; Monmouth County Tax Board and various municipal committees and authorities.

         Mr. Guiney is the founder and former president of the Monmouth County Chapter of Independent Fee Appraisers.

                                INDEX TO EXHIBITS
                                -----------------



A.                Property Description, Photographs, Maps

B.                Market Area Overview

C.                Demographic Report

D.                Real Estate Taxes and Zoning

E.                Market Rental Rate and Effective Gross Income Calculation

F.                Expense Analysis

G.                Net Operating Income Calculation

H.                Surveys of Buyers of Self-Storage Properties and Sales
                  Comparable Analysis

I.                Direct Capitalization Analysis

J.                Discounted Cash Flow Analysis

K.                Cost Analysis

L. Valuation Reconciliation and Conclusion Determination of "As Complete, As Stabilized" and "As Complete" Values

M.                Agreement For Services

                                                                       EXHIBIT A
                                                                       ---------


                              PROPERTY DESCRIPTION
                              --------------------


PROPERTY NAME:                      Liberty Self-Stor Dayton

PROPERTY ADDRESS:                   3785 Shiloh Springs Road
                                    Trotwood, Montgomery County, Ohio 45426

EXISTING IMPROVEMENTS:

SIZE:
                                    Existing                  Proposed
                                    --------                  --------

         Rentable Square Feet:      19,550                     27,700
         Units:                        206                        162
         RV Spaces:                         None

         Land Size:                         5.001 acres

IMPROVEMENTS:

         Foundation:                        Concrete Slab

         Exterior Walls:                    Concrete Block

         Partitions:                        Wood

         Roof:                              Pitched, Metal

         No. of Floors:                     One

         Parking Lot:                       Asphalt

         Climate Control:                   None

         Year Built:                        1989

         Condition:                         Average to Good

         Deferred Maintenance:              Inspection of the
                                            property revealed two items of
                                            deferred maintenance. First, the
                                            paint on the exterior walls is
                                            original, and is faded in several
                                            places throughout the facility. New
                                            exterior paint would greatly improve
                                            curb appeal versus competition.
                                            Second, the asphalt paving on the
                                            access drives is cracked and broken
                                            up throughout the facility. The
                                            owners plan to address both of these
                                            items as part of the expansion which
                                            is to take place in 1999.

                                                                       EXHIBIT A
                                                                       ---------


                        PROPERTY DESCRIPTION (CONTINUED)
                        --------------------------------


SECURITY:

         Managers Office:           Yes

         Managers Apartment:        Yes

         Perimeter Fencing/Walls:   Yes

         Controlled Access Gate:    Yes

         Video Monitors:            No

ON-SITE MANAGER:                    Carol Fleenor (937)837-5777


OWNERSHIP HISTORY:                  The property was originally developed and
                                    operated as Spare Closet Storage.  Liberty
                                    Self Stor purchased the property in May 1997 for a reported price of $600,000.

COMMENTS:                           As part of the 27,700 square foot
                                    planned expansion, the owners will
                                    construct a new office and manager
                                    apartment building at the front of
                                    the site. The existing buildings
                                    will be repainted, the parking area
                                    will be replaced with new asphalt,
                                    and an underground storm drainage
                                    system will be installed. The
                                    expansion is expected to be
                                    completed by July 1, 1999.

                                                                       EXHIBIT A
                                                                       ---------

                               UNIT CONFIGURATION
                               ------------------

                                    "AS IS"
                                    -------

EXISTING SPACE:
                                              UNIT        NUMBER
         DIMENSIONS          DESCRIPTION      SIZE      OF UNITS      TOTAL S.F.
================================================================================
       5    x      5         Non-Climate        25            32             800
       5    x      8         Non-Climate        40             6             240
       5    x     10         Non-Climate        50            41           2,050
       5    x     15         Non-Climate        75            32           2,400
      10    x     10         Non-Climate       100            39           3,900
      10    x     12         Non-Climate       120             3             360
      10    x     15         Non-Climate       150            31           4,650
      10    x     20         Non-Climate       200            12           2,400
      10    x     25         Non-Climate       250             5           1,250
      10    x     30         Non-Climate       300             5           1,500
                                                             206          19,550


                                                                       EXHIBIT A
                                                                       ---------

                              PROPERTY PHOTOGRAPHS
                              --------------------

                                                                       EXHIBIT A
                                                                       ---------

                                  PROPERTY MAPS
                                  -------------

                                                                       EXHIBIT B
                                                                       ---------

                              MARKET AREA OVERVIEW
                              --------------------

PROPERTY NAME:             Liberty Self Stor Dayton

ADDRESS:                   3785 Shiloh Springs Road
                           Trotwood, Ohio 45426

COUNTY:                    Montgomery

NEIGHBORHOOD:              Trotwood is a small community in Montgomery County,
                           in southwestern Ohio. Trotwood is also part of the Dayton Metropolitan area and the community is located in the northwestern portion of the metro area. The subject neighborhood is a mature section of the Dayton area and is primarily residential in nature.
                           There are no major businesses in the neighborhood, as most of the residents work in Dayton. As with many midwestern U.S. cities, Dayton is heavily influenced by manufacturing, particularly the automotive industry. Typical of many Ohio neighborhoods on the outskirts of cities, the area consists of mature residences on large acreage lots. Most of the commercial development is located along Salem Pike
                           (Highway 49) to the east, which consists of shopping centers, auto dealerships, retail buildings, small office, convenience stores, restaurants, self storage, and other low density commercial buildings.

                           The subject site has frontage along the north line of Shiloh Springs Road, and is bounded by Olive Road to the east, Union Road to the west and Westbrook Road to the north. Traffic flow along Shiloh Springs Road, Union Road and Westbrook Road is low, while traffic along Olive Road is somewhat heavier. Access throughout the neighborhood is primarily via Salem Pike (Highway 49), a high volume roadway, and to a lesser degree by Olive Road.

                           The area is relatively stable and there has been a modest amount of new construction in the past few years. Recent development included a Target store, Lowes Home Improvement Center, and a Kmart located near the Shiloh Springs/Salem Pike intersection. The most substantial new residential development is Moss Springs, a golf course community which is planned to include multi- and single-family residential uses. This project is located just east of the subject, and is planned to be completed in mid- to late 1999.

                                                                       EXHIBIT B
                                                                       ---------
                        MARKET AREA OVERVIEW (CONTINUED)
                        --------------------------------

         The demographic analysis of the immediate area is summarized in market areas at three levels: one-mile radius of the subject; three-mile radius of the subject and five-mile radius of the subject. Owners and buyers of self-storage properties consider these defined market areas as representing the primary tenant prospects for a property. Selected demographic data is summarized in the following tables.


                                           1 MILE         3 MILE         5 MILE
                                           ------         ------         ------
POPULATION: (1)
 2003 Projected                             5,203         46,704        117,627
 1998 Estimated                             5,370         47,555        119,880
 1990                                       6,132         49,035        124,287
 % Change 1990-1998                        -12.4%          -3.0%          -3.5%
 % Change 1998-2003                         -3.1%          -1.8%          -1.9%
HOUSEHOLDS: (1)
 2003 Projected                             2,276         18,481         47,976
 1998 Estimated                             2,324         18,607         48,338
 1990                                       2,614         18,842         49,178
 % Change 1990-1998                        -11.1%          -1.2%          -1.7%
 % Change 1998-2003                         -2.1%          -0.7%          -0.7%
1990 HOUSING UNITS: (1)
 Owner Occupied:                            43.2%          68.7%          62.9%
 Renter Occupied:                           56.8%          31.3%          37.1%
 Vacant:                                     6.3%           4.0%           6.1%

(1) Source: CACI

         The above data indicates that the local market declined within all search areas in both population and households between 1990 and 1998. However, this trend is expected to moderate over the next five years. The above demographics should have a neutral overall influence on the performance of the Property.

                                                                       EXHIBIT C
                                                                       ---------

                               DEMOGRAPHIC REPORT
                               ------------------

                                                                       EXHIBIT D
                                                                       ---------

                      CURRENT REAL ESTATE TAXES AND ZONING
                      ------------------------------------


TAXES:   Assessed Value:           $178,470 (35% of Assessor's Market Value)

         City Reduction Ratio:     0.162296

         State Reduction Ratio:    0.10

         Tax Rate:                 $88.36 per $1,000

         Special Assessments:      $251

         Real Estate Taxes:        $12,141

         Personal Property Taxes   $0

         Total Taxes               $12,141 (a)

         Date of Assessment        1998

ZONING:  PUD (b)



(a) Taxes are calculated by multiplying the assessment by the tax rate, discounted by the city and state reduction ratios. The special assessments must be added to this amount for the total real estate taxes. The total taxes payable include a special tax payment of $4,800 per half for ten halves or $9,600 per year for five years, based on an agreement between Liberty and the municipality to settle back taxes owed by the previous owner of the property. As of the date of appraisal, five halves have been paid, two in 1997, two in 1998 and one in 1999. Five more payments remain.

(b) PUD is a Planned Unit Development district with no specifically permissible or prohibited uses, as all uses must be submitted for approval to the Planning Department. This zoning classification was approved by the city of Trotwood in late 1998, and will allow the proposed expansion. According to Michael Davis of the Planning and Zoning Department, the subject was formerly zoned B-2, which does not permit self storage, but the subject was under the grandfather clause. Under the new classification, the existing and proposed expansion are permissible.

                                                                       EXHIBIT E
                                                                       ---------


           MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
           ----------------------------------------------------------

                                     "AS IS"
                                     -------


                       Comparable 1   Comparable 2   Comparable 3   Comparable 4
                       ------------   ------------   ------------   ------------

====================================================================================================================================
NAME OF PROPERTY       ENGLEWOOD       VANDALIA       UNCLE BOB'S   STORAGEUSA
Ranking                 Similar        Inferior         Superior      Superior


REPORTED OCCUPANCY RATE    60%            70%              78%           97%
                                                                                                             -- SUBJECT --
                                                                                               =====================================
                              UNIT       PER           PER           PER            PER          QUOTED
UNIT TYPE      DESCRIPTION   SIZE(S.F.)  MO.     PSF   MO.     PSF   MO.    PSF     MO.  PSF    RATE/MO.  USE    PSF  UNITS    TOTAL
---------      -----------   ---------   ---   -----   ---    ----   ----  ----    ----  ---    --------  ---   ----  -----    -----
  5    x    5  Non-Climate        25     $26   $1.04                 $32   $1.28                    $30   $26   $1.04    32    $832
  5    x    8  Non-Climate        40                                                                 40    35    0.88     6     210
  5    x   10  Non-Climate        50      46   $0.92    30    0.60    45    0.90     69  1.38        45    40    0.80    41   1,640
  5    x   15  Non-Climate        75                                  52    0.69     74  0.99        55    55    0.73    32   1,760
 10    x   10  Non-Climate       100      64   $0.64    50    0.50    75    0.75     86  0.86        75    70    0.70    39   2,730
 10    x   12  Non-Climate       120                                                                 80    75    0.63     3     225
 10    x   15  Non-Climate       150      79   $0.53    65    0.43    86    0.57    113  0.75        85    80    0.53    31   2,480
 10    x   20  Non-Climate       200      89   $0.45    75    0.38    99    0.50    131  0.66       100    90    0.45    12   1,080
 10    x   25  Non-Climate       250                    95    0.38   124    0.50    137  0.55       115   105    0.42     5     525
 10    x   30  Non-Climate       300     115   $0.38   110    0.37   139    0.46    147  0.49       130   120    0.40     5     600
                                                                                                                                ----
                                                                                                                         206 12,082
                                                                                                                         ===
                                                                                                                               x 12
                                                                                                                               -----
                                                                                               GROSS POTENTIAL RENT         144,984

Note: Other Income includes apartment rent.                                                          VACANCY              5% (7,249)
                                                                                                                             -------
                                                                                               CONCESSIONS/BAD DEBT       2% (2,900)
                                                                                                                             -------
                                                                                               EFFECTIVE GROSS RENT         134,835

                                                                                                OTHER INCOME             13% 17,529
                                                                                                                             -------

                                                                                               EFFECTIVE GROSS INCOME       152,364
                                                                                                                            =======


                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------

COMPETITORS DESCRIPTION:
------------------------

-------- ---------------------------- --------------------------- -------- ------------- ------------------
                                                                                            APPROXIMATE
                                                                             PHYSICAL      DISTANCE FROM
         NAME                         ADDRESS                       UNITS   OCCUPANCY         SUBJECT
         ----                         -------                       -----   ---------      -------------
------------------------------------- --------------------------- -------- ------------- ------------------
1.       Englewood Self Storage       7533 Salem Pike                 339    60% (a)         2.5 miles
                                      Englewood, Ohio

2.       Vandalia Store and Lock      2750 West National Road         492    70% (b)          4 miles
                                      Dayton, Ohio

3.       Uncle Bob's Self Storage     1830 Needmore Road              640    78% (c)         5.5 miles
                                      Dayton, Ohio

4.       Storage USA                  5520 Salem Bend                 546      97%           1.5 miles
                                      Trotwood, Ohio
----------------------------------------------------------------------------------------------------------

(a) Englewood added 122 new units in October 1998, and is in the process of lease-up. Occupancy is 83% in existing units and 18% in new portion.
(b) Vandalia is only 20 months old, and had reached stabilization at the end of 1998. 100 new units were added at the beginning of 1999. Occupancy dropped from 85% -90% to 70% as new units were added.
(c) Uncle Bob's occupancy was at 91%+ at year end, but rent rates were increased, resulting in an unexpected amount of move-outs, which is reflected in the current low occupancy.

RATING/COMMENTS ON COMPETITORS
------------------------------

Rent Comparable 1. Englewood Self Storage is located along Salem Pike within 2.5 miles of the subject. Salem Pike is the major roadway in the neighborhood with very heavy traffic flow. Due to the heavy traffic volume, most of the surrounding uses are commercial in nature. Most of the uses in the area are mature, similar to the subject, but the density of development is much higher. Demographics in the area appear to be low to moderate, similar to the subject. The structure is of metal construction, the access drives are asphalt, and the improvements are considered to be in good condition. Security at the complex consists of perimeter fencing, a controlled access gate, onsite office, and the manager lives onsite. The location at this site is superior to the subject, but the overall quality of the facility is slightly inferior to the subject. Overall, the comparable is similar to the subject.

Rent Comparable 2. Vandalia Store and Lock is located along West National Road within 4 miles of the subject. West National Road is a major roadway in the northern portion of the neighborhood, with moderate traffic flow. The area is on the northern outskirts of the Dayton area, near the municipal airport. The site benefits from good traffic flow and freeway access, but the area is very remote. Most of the uses in the area are mature and the density of development is low, similar to the subject. Demographics in the area appear to be low to moderate, similar to the subject. The structure is of metal construction, the access drives are asphalt, and the improvements are considered to be in excellent condition. Security at the complex consists of perimeter fencing, a controlled

                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------


access gate, onsite office, and cameras. The location at this site is similar to the subject, but the overall quality of the facility is slightly superior to the subject. However, it is reported that the facility's management keeps posted rates low as they lease up, and then bump rates significantly once tenant has moved in. Based on quality and location of site, this is a reasonable explanation of the property's low rates. Overall, the comparable is superior to the subject on a physical basis, but the rate strategy renders it inferior to the subject overall.

Rent Comparable 3. Uncle Bob's Self Storage is located along Needmore Road within 5.5 miles of the subject. Needmore Road is a major roadway in the neighborhood with heavy traffic flow. Due to the heavy traffic volume, most of the surrounding uses are commercial in nature. Most of the uses in the area are mature, similar to the subject, but the density of development is much higher. Demographics in the area appear to be low to moderate, similar to the subject. The structure is of concrete tiltwall construction, the access drives are asphalt, and the improvements are considered to be in good condition, as the property received an exterior renovation at the end of 1997. Security at the complex consists of perimeter fencing, a controlled access gate, onsite office, and the manager lives onsite. The location at this site is superior to the subject, but the overall quality of the facility is similar to the subject. Overall, the comparable is considered superior to the subject.

Rent Comparable 4. Storage USA is the subject's nearest competitor, located along Salem Bend within 1.5 miles. Salem Bend is a minor roadway in the neighborhood with low traffic flow. However, the site benefits from being adjacent to two large anchored shopping centers which front along Salem Pike, the area's major roadway. Excluding the shopping centers, most of the other surrounding development along Salem Bend is mature single family residences. Due to the site's proximity to Salem Pike, density of development is much higher. Demographics in the area appear to be low to moderate, similar to the subject. The structure is of concrete brick and metal construction, the access drives are asphalt, and the improvements are considered to be in good condition, as the property received an exterior renovation in 1997. Security at the complex consists of perimeter fencing, a controlled access gate, cameras, onsite office, and the manager lives onsite. The location at this site is slightly superior to the subject, and the overall quality of the facility is slightly superior to the subject. Overall, the comparable is superior to the subject. However, discussions with the subject's manager, as well as conversations with management of the competition, indicate that most are suspicious of the rates quoted at the facility. Most believe that the performance is inflated, as the occupancy appears to be high considering that they quote highest rates in market by far, particularly considering the rate sensitivity in this area. The property offers a variety of rent specials, depending on length of use and other factors, so the quoted rates are considered to be above market levels.

OCCUPANCY:
----------

         The subject property had a reported physical occupancy of 93% as of the date of the site inspection and the average physical occupancy is approximately 96%. Historical vacancy (per the financials) is based on physical vacancy plus "lost" rents on those units not yet adjusted up to current street rents. Two of the competing properties are in lease-up and one, Uncle Bob's, has low

                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------

occupancy due to a recent rate increase. Similarly, the subject had a loss in occupancy due to a late 1998 rate increase. Clearly, this is a rate-sensitive market. In Exhibit E, the subject rental rates were reduced to market/pre-increase levels and an occupancy rate of 95% is assumed for 1999, consistent with 1998 historical occupancy.

CONCESSIONS/BAD DEBT:
---------------------

         The Potential Gross Rent is adjusted by 2% based on historical concessions/bad debt, which ranges from $8,566 to $2,830 or 6.69% to 2.05% of Potential Gross Rents in prior years. Concessions/Bad Debt includes discounts, (including settlements with non-paying tenants), bad debts, coupon specials and other credits, such as waived application or late fees.

OTHER INCOME:
-------------

         The estimate of Effective Gross Income includes Other Income equal to 13% of Effective Gross Rent. This is consistent with historical data, which indicates a range of 10.62% to 13.47% in 1997 and 1998. Other income represents the collection of application fees, late fees, lien fees, forfeited security deposits, truck and trailer rentals and the retail sale of locks and boxes.

                                                                       EXHIBIT F
                                                                       ---------

                                EXPENSE ANALYSIS
                                ----------------

                                     "AS IS"
                                     -------

--------------------------------------------------------------------------------
                                   ANNUALIZED
                                    6 MONTHS                      BUDGET
EXPENSES:                             1997           1998          1999
---------                          ----------        ----         ------
--------------------------------------------------------------------------------
 PAYROLL & BENEFITS                  11,050         16,061       16,600   (A)

 MANAGEMENT FEES                          0              0        7,618   (B)

 ADVERTISING                          1,292          3,326        3,400   (C)

OFFICE EXPENSE                       6,592          6,015        6,000   (D)

 UTILITIES                            5,032          6,082        6,300   (E)

 REPAIRS AND MAINTENANCE              3,032          4,226        4,300   (F)

 INSURANCE                            1,342            714        1,000   (G)

 MISCELLANEOUS                        7,340          6,979        7,200   (H)

 REAL ESTATE TAXES                   12,164         21,437       22,000   (I)
                                     ------         ------       ------   ---
   TOTAL EXPENSES                    47,844         64,840       74,418   (J)
                                     ======         ======       ======
--------------------------------------------------------------------------------

"AS IS" EXPENSE NARRATIVE
-------------------------

(A) Payroll and benefits were estimated at $16,600, representing a cost-of-living increase over the 1998 expense. This expense includes direct payroll, payroll taxes, medical insurance and management incentives.

(B)      Management fees were based upon 5% of effective gross income.

(C) Advertising cost was based upon the 1998 historical expense and was increased slightly.

(D) Office expense was based upon an estimated charge equal to $6,000 or $.31 per rentable square foot, consistent with historical, but well above the 1998 $.14 per square foot average for all Liberty properties. Expenses in this line include office supplies, postage, telephone, licenses & fees, professional services, rent, equipment rental, travel, legal, accounting and payroll service.

(E)      Utilities expense was estimated at $6,300, slightly higher than 1998.

(F) Repair and maintenance expenses were estimated at $4,300, slightly above the 1998 expense, which was $4,226. This expense includes general repairs and maintenance, casual labor, maintenance supplies and security.

(G) Insurance expense was increased over the 1998 expense to $1,000 or $.05 per square foot, in line with the 1998 average per square foot for all Liberty Self-Stor properties.

(H) Miscellaneous expenses were based upon the 1998 expense and includes an inflation increase. This expense includes purchases for resale, the lease, insurance, repair and maintenance expenses for the Liberty Self-Stor rental trucks and auto expense reimbursements.

(I) Taxes were based on the 1998 expense, plus a small increase. This line also includes personal property taxes. The tax expense includes an additional special payment of $4,800 per half of taxes, which is the result of a settlement with the municipality dating from the purchase of the property, as the prior owner had unpaid taxes. Five halves are already paid, two in 1997, two in 1998 and one in 1999. The special payment ends as of the second half of 2001. This change is reflected in the discounted cash flow analysis.

(J) We observe that total expenses approximate 49% of revenues. Self-storage properties with stabilized occupancy typically have expense ratios of 30% to 40%. The subject is at the high end of the range due primarily to its small size and the relatively low rental rates in the area.

                                                                       EXHIBIT G
                                                                       ---------

                        NET OPERATING INCOME CALCULATION
                        --------------------------------

         The following summarizes the historical and current and projected net operating income for the Property:


------------------------------------------- ------------------------------------
                              ANNUALIZED
INCOME:                        6 MONTHS 1997        1998         BUDGET 1999
---------                     --------------        ----         -----------
------------------------------------------------------------ -------------------
Gross Potential Rent               $128,100       $137,940         $144,984

Vacancy                            (14,776)       (15,067)          (7,249)

Concessions/Bad Debt                (8,566)        (2,830)            2,900

Gross Rent                          104,758        120,043          134,835

Other Income                         11,128         16,174           17,529

Effective Gross Income              115,886        136,217          152,364

Expenses:
 Payroll & Benefits                  11,050         16,061           16,600

 Management Fees                          0              0            7,618

 Advertising                          1,292          3,326            3,400

 Office Expense                       6,592          6,015            6,000

 Utilities                            5,032          6,082            6,300

 Repairs and Maintenance              3,032          4,226            4,300

 Insurance                            1,342            714            1,000

 Miscellaneous                        7,340          6,979            7,200

 Real Estate Taxes                   12,164         21,437           22,000
                                     ------         ------           ------
   Total Expenses                    47,844         64,840           74,418
                                     ------         ------           ------
 Net Operating Income               $68,042        $71,377          $77,946
                                    =======        =======          =======
--------------------------------------------------------------------------------

         See Exhibit E and Exhibit F for details concerning Effective Gross Income and Expenses, respectively.

                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                          AND SALES COMPARABLE ANALYSIS
                          -----------------------------

NATIONAL SURVEY
---------------

         Buyers and appraisers of self-storage properties were surveyed during the fourth quarter of 1998 to determine the parameters used in the determination of value for self-storage properties. Uniformly, the participants in the survey observed that self-storage properties were generally purchased based upon the capitalization of current net operating income, as adjusted for any known or expected changes in revenues or operating expenses. Additionally, purchase prices are usually adjusted to reflect deferred maintenance items and other non-recurring costs. The following summarizes primary acquisition criteria observed in the market by survey participants.


                                          Primary
                                       Acquisition      Target Capitalization
                                         Criteria             Rate Range
                                         --------             ----------

Shurgard Storage Centers, Inc.          Cap Rate             9.0% - 10.0%

Storage USA                             Cap Rate             9.0% - 10.0%

Public Storage, Inc.                    Cap Rate             9.0% - 10.0%

Storage Trust                           Cap Rate             9.0% - 10.0%

NATIONAL SALES TRANSACTION SUMMARY
----------------------------------

         Since 1993, Robert A. Stanger & Co., Inc. has maintained a database of self-storage transactions including transactions reported by publicly-traded real estate investment trusts. Such database includes information on transactions involving more than 1,300 properties with a reported purchase price exceeding $3,197,000,000. The average capitalization rate for stabilized properties (properties which have achieved stabilized levels of occupancy) included in such database for the period 1993 to 1998 is 9.06%. More recent transactions during 1997 and 1998 have been completed at comparable capitalization rates, as summarized on the following page.

                                                                       EXHIBIT H
                                                                       ---------
                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------

              1997-1998 BULK AND MULTI-PROPERTY TRANSACTION SUMMARY

                                                                                                        PRICE PER
                             NUMBER OF           TRANSACTION           AGGREGATE    CAPITALIZATION       SQUARE
BUYER                        PROPERTIES          DATES                 PRICE                RATE           FOOT
-----                        ----------          -----                 -----                ----           ----

Sovran Self Storage             42                1/97-10/97        $100,800,000        9.62%            $42.71

Storage USA                     39                1/97-10/97         128,800,000        9.46%             50.72

Storage USA                     13                3/97-10/97          25,900,000        8.10%             36.52

Storage USA                      9                 7/97-9/97          33,500,000        9.29%             69.15

Storage USA                     45                11/97-1/98         117,300,000        8.02%             46.79

Storage USA                     12                 2/98-3/98          26,600,000        9.14%             36.90

Sovran Self Storage             24                11/97-4/98          74,000,000        8.59%             48.50

Sovran Self Storage              4                      4/98          17,400,000        9.07%             57.47

Sovran Self Storage              6                 4/98-6/98          20,100,000        9.43%             46.42
                                --                                    ----------        -----             -----

TOTAL/AVERAGE                   194                                 $544,400,000        9.00%            $48.35
                                ===                                 ============        =====            ======

                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                   -------------------------------------------
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------

IDENTIFIED REGIONAL TRANSACTIONS
--------------------------------

         The following summarizes selected data on self-storage properties acquired throughout the region (certain data has been deleted at the request of the respondent in order to maintain confidentiality).


   REGIONAL                                                      SIZE                    CAPITALI-   PRICE PER
  TRANSACTION                                   TRANSACTION    RENTABLE      PURCHASE      ZATION      SQUARE
    NUMBER       LOCATION                          DATE          (SF)         PRICE       RATE          FOOT
    -------      ---------------------------   --------------  ---------     --------    ---------   ----------

      1.         1803 Branch Hill-Ginea Pike       7/98             35,250   $1,600,000        N/A        $45.39
                 Milford, OH

      2.         368 Enon Road                     1/96             23,840     $550,000        N/A         23.07
                 Enon, OH

      3.         38390 Chester Road                6/97             46,890   $1,420,000      10.8%         30.28
                 Avon, OH

      4.         2250 West 117Th Street           12/98             69,975   $3,100,000       9.9%         44.30
                 Cleveland, OH

      5.         1804 Dixie Highway                7/98             43,095   $1,750,000        N/A         40.61
                 Fairfield, OH

      6.         5520 Salem Bend Drive             2/94             69,300   $2,100,000        N/A         30.30
                 Trotwood, OH

      7.         1805 Westbourne Drive             7/98             41,476   $2,400,000        N/A         57.86
                 Cincinnati, OH                                                             ------        ------
                                                                                            10.35%        $38.83
                                                                                            ======        ======

                                                                       EXHIBIT H
                                                                       ---------

                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                   -------------------------------------------
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                    -----------------------------------------


SALES COMPARABLE ANALYSIS

         Based upon the above regional data, we observed that the capitalization rate for self-storage properties ranges from 9.9% to 10.8% and averages 10.35% and the cost per square foot ranges from $23.07 to $57.86 and averages $38.83.

         The subject is presently encumbered by a special tax payment of $9,600 per year, based on back taxes owed by the previous owner at the time of closing. Stabilized NOI is achieved by adding back $,9600 to the to the estimated NOI of $77,946 for a total of $87,546. Based on this stabilized NOI, the subject property would require a capitalization rate of 9.5% and a cost per square foot of $47.00 due to its physical condition, location and other factors. The values derived hereunder may be summarized as follows:


         Value at 9.5% Capitalization Rate "As Is" (Rounded)  $920,000

         Value at $47.00 Per Square Foot "As Is" (Rounded)    $920,000

         Use                                                  $920,000
                                                              ========

                                                                       EXHIBIT I
                                                                       ---------

                         DIRECT CAPITALIZATION ANALYSIS
                         ------------------------------


         The capitalization rates as summarized in Exhibit H for regional transactions range from 9.9% to 10.8% and average 10.35%. Furthermore, the capitalization rate derived from the review of national transactions involving more than 1,300 properties with a value of approximately $3.2 billion was 9.06%. Our survey of buyers of self-storage properties indicates that the target range of capitalization rates on net operating income for purchases was 9.0% to 10.0%.

         The subject is an operating 19,550 square foot facility. Due to the condition and location of the facility a capitalization rate of 9.5% on the stabilized NOI was deemed appropriate for the subject property. The stabilized NOI is the 1999 Budget NOI plus the special tax payment of $9,600 for a total of $87,546. The valuation may be summarized as follows:


         1999 Budget Net Operating Income                     $  77,946

         Special Tax Payment                                  +   9,600
                                                              ---------

         1999 Stabilized Net Operating Income                 $  87,546

                  Capitalization Rate                              9.50%
                                                              ---------

                  Value Estimate                              $ 921,537

                  Use                                         $ 920,000
                                                              =========

                                                                       EXHIBIT J
                                                                       ---------

                          DISCOUNTED CASH FLOW ANALYSIS
                          -----------------------------


         The assumptions utilized in the discounted cash flow analysis are as follows:

PROJECTION PERIOD:                          10 years

VACANCY:                                    5%

CONCESSIONS/BAD DEBT:                       2%

INCOME AND EXPENSE GROWTH RATE:             3% annually. This growth rate
                                            conforms to the 10-year
                                            historical growth in the Consumer
                                            Price index and to growth
                                            parameters used by owners and
                                            buyers of self-storage facilities,
                                            adjusted for expectations based
                                            upon demographic projections.

                                            Real estate taxes include a special
                                            payment of $4,800 per half ($9,600
                                            per year) through the first half of
                                            2001, per an agreement with the
                                            municipality. Taxes are reduced by
                                            this amount in the second half of
                                            2001 and thereafter.

REVERSIONARY CAPITALIZATION RATE:           9.75%. A premium of 25 basis points
                                            was added to the estimated direct
                                            capitalization rate as described in
                                            Exhibit I.

REVERSION SALES COSTS:                      3%.

DISCOUNT RATE:                              11.75%. The discount rate was based
                                            upon target rates of return on
                                            industrial properties based upon
                                            surveys prepared by Real Estate
                                            Research Corporation ("RERC") and
                                            Peter F. Korpacz and Associates
                                            ("KORPACZ"). Due to the additional
                                            risk of short-term leases on
                                            self-storage properties versus
                                            longer term leases on industrial
                                            properties, a 75 basis point premium
                                            was added to the average target rate
                                            of return on industrial properties
                                            pursuant to the surveys. A summary
                                            of the target rates of return
                                            pursuant to the surveys is as
                                            follows:

                                                                       EXHIBIT J
                                                                       ---------

                    DISCOUNTED CASH FLOW ANALYSIS (CONTINUED)
                    -----------------------------------------


                              RERC                       10.90%
                              KORPACZ                    11.15%
                                                         ------

                                       Average           11.02%
                                       Premium             .75%
                                                         ------

                                       Total             11.77%
                                                         ======

                                       Use               11.75%
                                                         ======

VALUE CONCLUSION:

         The market value of the Property, as summarized in the enclosed discounted cash flow analysis is as follows:


         Value Per Model                             $925,793

         Use                                         $930,000
                                                     ========

                                                                       EXHIBIT K
                                                                       ---------

                                  COST ANALYSIS
                                  -------------

         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay. This approach treats the property as a physical entity that can be separated for valuation purposes into land and improvements.

         In order to analyze the costs associated with the construction of self-storage facilities, we consulted several sources, including but not limited to : (i) Marshall & Swift Valuation Service; (ii) developers of self-storage properties; (iii) published materials on self-storage construction, and (iv) published materials on real estate markets. Our methodology may be summarized as follows:

REVIEW OF MARSHALL & SWIFT DATA

         Marshall & Swift provides a construction cost data collection service for most property types, including self-storage facilities. Such service is based upon data accumulated for actual development projects and is updated on a monthly basis. The average construction cost per square foot for good quality self-storage facilities in the C-Class (Masonry Construction) is $27.36. Such average was utilized as the base building cost per square foot for the subject facility's self-storage space.

         The average base building cost per Marshall & Swift was adjusted for two factors provided by Marshall & Swift. The average self-storage base building cost was adjusted by the current cost multiplier, an index which updates the reported averages for cost changes since the date of the Marshall & Swift study. The current cost multiplier for the average self-storage building cost was 1.04. Secondly, the average building costs (as adjusted by the current cost multiplier) were adjusted by the local cost multiplier, a factor developed by Marshall & Swift to recognize differences in local construction costs between markets. The local cost multiplier for the Dayton areas was 1.00.

         Utilizing this data, a construction cost per gross square foot of $28.45 is derived. Applying this construction cost to the gross square footage of the subject (estimated at 21,200 square feet) provides a construction cost estimate of $603,140.

         The subject also has an estimated 60,000 square feet of asphalt paving, based on the site plan provided. Based on Marshall & Swift cost ranges, a cost of $3.00 per square foot is considered reasonable for a total of $180,000.

         The cost of construction of the self-storage buildings was estimated to be $603,140. The cost of paving/drive areas is $180,000 for a total construction cost of $783,140.

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

ESTIMATED LAND COSTS

         The subject property is located on a 5.001 acre site, with an irregular shape, located at 3785 Shiloh Springs Road in Trotwood, Ohio. The site is relatively level, and the shape does not negatively affect the development potential of the site. The site is zoned PUD, and self storage is the only permissible use.

         Due to the lack of recent development activity in the immediate area for similar-zoned sites, we have utilized sales of commercial or industrial zoned property located throughout the area. The sales identified are summarized as follows:


-----------------------------------------------------------------------------------------

SALE # SALE DATE       LOCATION       SIZE (ACRES)  PRICE/SQ. FT.    ZONING
----   ---------       --------       ------------  -------------    ------
-----------------------------------------------------------------------------------------
  1.     6/96    Taywood Road             7.258       $0.95      C-4 (Office/Industrial)
                 Englewood, OH

  2.     3/96    Scholz Drive              1.98       $0.87      I (Industrial)
                 Vandalia, OH

  3.     9/95    Old Barn Road             1.36       $0.55      B-3 (Community Business)
                 Trotwood, OH

  4.     3/96    Nordic Road                7.3       $0.85      I-1 (Light Industrial)
                 Harrison Township, OH
------------------------------------------------------------------------------------------

         The sales range in price from $.55 to $.95 per square foot and average $.81 per square foot.

Land Comparable 1: This 7.3 acre parcel was purchased in June 1996 at a price of $0.95 per square foot. It is located on a similar street, approximately 2.5 miles northeast of the subject, in a superior area in terms of access and surrounding development. The size is similar to the subject. Since the subject is restricted to self storage use, this comparable's zoning (office/industrial) is superior to the subject. The shape and all other physical factors are considered similar to the subject. Overall, the comparable is superior to the subject.

Land Comparable 2: This 1.98 acre site was purchased in March 1996 at a price of $0.87 per square foot. It is located along an inferior location in terms of traffic flow, approximately 7 miles northeast of the subject, in a superior neighborhood. A size adjustment does not appear necessary, based on an analysis of sale comparables. Since the subject is restricted to self storage use, this comparable's zoning (industrial) is superior to the subject. The shape of the parcel and all other physical factors are considered similar to the subject. Overall, the comparable is superior to the subject.

Land Comparable 3: This 1.36 acre site was purchased in September 1995 at a price of $0.55 per square foot. The site is situated on a quieter street, approximately 3 miles east of the subject. The area is inferior in terms of access and surrounding development. No adjustment for size appears

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

necessary, based on an analysis of the land sales. Since the subject is restricted to self storage use, this comparable's zoning (industrial) is superior to the subject. The shape and all other physical factors are considered similar to the subject. Overall, the comparable is inferior to the subject.

Land Comparable 4: This 7.3 acre site was purchased in March 1996 at a price of $0.85 per square foot. It is located along a less heavily trafficked road approximately 7 miles east of the subject. The neighborhood is generally superior in access and in surrounding development. The comparable's size is similar to the subject. Since the subject is restricted to self storage use, this comparable's zoning (light industrial) is considered superior to the subject. The shape and all other physical factors are considered similar to the subject. Overall, the comparable is superior to the subject.

         Based on the above information, discussions with real estate professionals and considering the subject's zoning and size, we have estimated the subject's land value at $0.75 per square foot, or $160,000 (rounded).

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------

LEASE UP COST FACTORS

         A lease-up cost factor was developed to reflect the costs associated with achieving projected full economic occupancy. The lease-up cost was based upon (i) absorption of space at the rate of 2.5% to 5% per month; (ii) management fees equal to 5% of gross revenues; (iii) other operating expenses equal to 41% of Potential Gross Income plus Other Income; and (iv) a yield requirement equal to 11.50% per annum on development cost. Details of the analysis are on the following page.

                                                                       EXHIBIT K

                             LEASE-UP COST ANALYSIS
                             ----------------------
                                     "AS IS"
                                     -------


                                     RENTAL &                                                                    TOTAL
                    CUMULATIVE       OTHER           MANAGEMENT            OTHER            YIELD ON         LEASE-UP
      MONTH         ABSORPTION       INCOME (1)          FEES (2)         EXPENSES (3)         COST (4)         COST (5)
-----------------------------------------------------------------------------------------------------------------------------
        1              2.50%         $   339             ($17)             ($5,553)          ($9,038)
        2              5.00%             677              (34)              (5,553)           (9,038)
        3              7.50%           1,016              (51)              (5,553)           (9,038)
        4             10.00%           1,354              (68)              (5,553)           (9,038)
        5             12.50%           1,693              (85)              (5,553)           (9,038)
        6             15.00%           2,031             (102)              (5,553)           (9,038)
        7             20.00%           2,709             (135)              (5,553)           (9,038)
        8             25.00%           3,386             (169)              (5,553)           (9,038)
        9             30.00%           4,063             (203)              (5,553)           (9,038)
       10             35.00%           4,740             (237)              (5,553)           (9,038)
       11             40.00%           5,417             (271)              (5,553)           (9,038)
       12             45.00%           6,094             (305)              (5,553)           (9,038)
       13             50.00%           6,771             (339)              (5,553)           (9,038)
       14             55.00%           7,448             (372)              (5,553)           (9,038)
       15             60.00%           8,126             (406)              (5,553)           (9,038)
       16             65.00%           8,803             (440)              (5,553)           (9,038)
       17             70.00%           9,480             (474)              (5,553)           (9,038)
       18             75.00%          10,157             (508)              (5,553)           (9,038)
       19             77.50%          10,496             (525)              (5,553)           (9,038)
       20             80.00%          10,834             (542)              (5,553)           (9,038)
       21             82.50%          11,173             (559)              (5,553)           (9,038)
       22             85.00%          11,511             (576)              (5,553)           (9,038)
       23             87.50%          11,850             (592)              (5,553)           (9,038)
       24             90.00%          12,188             (609)              (5,553)           (9,038)
                                     -------          --------           ----------        ----------
                      Totals         $94,799          ($4,740)           ($105,498)        ($171,730)         ($187,169)
                                     =======          ========           ==========        ==========         ==========

                                                                       EXHIBIT K
                                                                       ---------

                            COST ANALYSIS (CONTINUED)
                            -------------------------


Lease-Up Analysis Footnotes:
---------------------------

(1) Potential Gross Rent was estimated earlier in this report at $144,984. Other income is equal to $17,529 for a total of $162,513. This analysis assumes that the subject is leased up at 2.5% to 5% per month, which results in a 24 month lease-up to stabilized occupancy.

(2)    Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 41% of the Potential Gross Rent plus Other Income. These expenses are estimated at $5,553 per month.

(4) The yield on cost is the expected return on both construction and land costs at 11.50% per annum until stabilized occupancy is achieved. The total construction cost of the improvements is estimated at $783,140. The land cost estimate of $160,000 is added to achieve a total cost of $943,140. A yield of 11.50% was applied to such cost to derive the yield requirement of the developer of $9,038 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT K
                                                                       ---------


                            COST ANALYSIS (CONTINUED)
                            -------------------------


ENTREPRENEURIAL PROFIT

         A developer's profit (entrepreneurial profit) equal to 15% of total development cost (including lease-up cost) was deemed appropriate based upon our survey of self-storage property developers. Such developers generally agreed that the expected yield on cost, before developers entrepreneurial profit, should approximate 12% to 12.5% of cost and further, that the stabilized value of a property should approximate a minimum of 9.5% to 10.5% capitalization for a newly completed property. The resulting range of developer's profit may be summarized as follows:


Range of Yield on Developers Cost(A)       12.00%   to     12.50%

Range of Yield on Value                    10.50    to      9.50
                                           -----           -----

Excess(B)                                   1.50    to      3.00
                                           =====           =====

Developers Profit Range (B divided by A)   12.50%   to     24.00%
                                           =====           =====

Use                                        15%
                                           ==


DEPRECIATION

         The property was constructed in 1989 and has an actual age of approximately 10 years. The effective age is estimated to be 10 years. The effective age is estimated considering the actual age, reflecting the impact of the overall maintenance and current condition of the property. Masonry mini-storage buildings have an economic life of 45 years per Marshall & Swift. Therefore, the depreciation factor applicable to the improvements is 8%, based on tables published by Marshall & Swift. The remaining economic life of the subject is 35 years.

         Based upon a construction cost of the improvements of $783,140, lease-up costs of $187,169 (see "Lease-Up Costs" above) and a developers profit of 15% applied to the construction costs and lease-up costs, a total cost of the improvements, excluding land, was estimated at $1,115,855. Depreciation was estimated at $89,268.

         The Cost Approach for the subject property is summarized on the following page. It should be noted that the cost approach is not generally utilized as a reliable indicator of value by owners and operators of self-storage properties in the marketplace today. The primary emphasis is placed upon the income approach and the direct capitalization of earnings, supported by the sales comparison approach.

                                                                       EXHIBIT K
                                                                       ---------


                                 COST ANALYSIS
                                 -------------
                                    "AS IS"
                                    -------



Cost Per Square Foot per Marshall & Swift                    $    27.36

Current Cost Multiplier                                            1.04

Local Cost Multiplier                                              1.00
                                                              ---------

Adjusted Cost Per Square Foot                                     28.45

Gross Square Footage                                             21,200
                                                              ---------

Construction Cost of Building(s)                                603,140

Cost of Drive/Parking Areas                                     180,000
                                                              ---------

Total Construction Cost                                         783,140

Lease Up Cost                                                   187,169

Entrepeneurial Profit                               15%         169,546

Depreciation                                         8%         (89,268)

Land Value                                                      160,000
                                                              ---------

Total                                                         1,210,587

Rounded                                                       1,210,000
                                                              =========

                                                                       EXHIBIT L
                                                                       ---------


                                 RECONCILIATION
                                 --------------


         The indicated value "AS IS," in accordance with the direct capitalization and discounted cash flow analysis may be summarized as follows:

         Direct Capitalization Analysis              $   920,000

         Discounted Cash Flow Analysis               $   930,000

         Value Conclusion-Income Approach            $   930,000

         The discounted cash flow analysis is given the greatest weight in the Income Approach as it best reflects the decrease in taxes effect on value.

         The indicated value "AS IS," in accordance with the Sales Comparison and Cost Approach are as follows:

         Sales Comparison Approach                   $   920,000

         Cost Approach                               $ 1,210,000

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income-producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value. In summary, we have the most confidence in the Income Approach based upon the data available to estimate value.

         In the final value conclusion, the fee simple market value of the subject property "AS IS," as of March 15, 1999 is:


                      NINE HUNDRED THIRTY THOUSAND DOLLARS
                    ----------------------------------------
                                    $930,000
                                  ------------


         The subject property is presently improved with a 19,550 net rentable square foot self-storage facility. A four-building, 27,700 square foot self-storage space addition is proposed. We have estimated two additional values: the "As Complete" value, as of the date of the completion of construction and the value "As Complete, As Stabilized". The development of these values are described in the following pages.

                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


VALUE "AS COMPLETE, AS STABILIZED"
----------------------------------

         The value of the subject "As Complete, As Stabilized" was determined utilizing the direct capitalization method in the Income Approach, consistent with the "As Is" value conclusion. In order to estimate Net Operating Income, the following analyses were developed: (1) the subject Unit Configuration, "As Complete, As Stabilized"; (2) Effective Gross Income for the subject "As Complete, As Stabilized"; (3) expense analysis based on the subject "As Complete, As Stabilized"; and (4) Net Operating Income Analysis "As Complete, As Stabilized".

         The estimated Net Operating Income "As Complete, As Stabilized" is $180,975. A capitalization rate of 9.5%, consistent with the "As Is" value estimate was utilized to estimate the value "As Complete, As Stabilized" as follows:

         Net Operating Income                         $  180,975

         Capitalization Rate                                9.50%
                                                      ----------

         Value Estimate                               $1,905,000

         Use                                          $1,900,000
                                                      ==========

         A Lease-Up analysis included as part of the "As Complete" value was completed. The additions total 27,700 square feet. Per Liberty management, construction is expected to be completed in July 1999. A lease-up period of 17 months, assuming an absorption rate of approximately 1,500 net square feet per month to stabilized occupancy (90% or 24,930 square feet) was projected. The lease-up will be complete by December 1, 2000. Therefore, the above value "As Complete, As Stabilized" is as of December 1, 2000.

                                                                       EXHIBIT L
                                                                       ---------
                               UNIT CONFIGURATION
                          "AS COMPLETE, AS STABILIZED"

                                              UNIT        NUMBER
        DIMENSIONS      DESCRIPTION           SIZE      OF UNITS      TOTAL S.F.
================================================================================
       5    x      5    Non-Climate             25            32             800
       5    x      8    Non-Climate             40             6             240
       5    x     10    Non-Climate             50            73           3,650
       5    x     15    Non-Climate             75            32           2,400
      10    x     10    Non-Climate            100            72           7,200
      10    x     12    Non-Climate            120             3             360
      10    x     15    Non-Climate            150            51           7,650
      10    x     20    Non-Climate            200            56          11,200
      10    x     25    Non-Climate            250             5           1,250
      10    x     30    Non-Climate            300            27           8,100
      10    x     40    Non-Climate            400            11           4,400
                                                              --           -----
                                                             368          47,250
                                                             ===          ======




                                                                                                             EXHIBIT L
                                                                                                             ---------

                                     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
                                     ----------------------------------------------------------
                                                    "AS COMPLETE, AS STABILIZED"
                                                    ----------------------------

                              Comparable 1  Comparable 2  Comparable 3  Comparable 4
                              ------------  ------------  ------------  ------------

====================================================================================================================================
Name of Property              Englewood     Vandalia      Uncle Bob's   Storage USA
Ranking                       Similar       Inferior      Superior      Superior

Reported Occupancy Rate         60%           70%           78%           97%
                                                                                                            -- Subject --
                                                                                           =========================================
                           Unit       Per           Per           Per           Per         Quoted
Unit Type  Description  Size (s.f.)   Mo.    PSF    Mo.    PSF    Mo.    PSF    Mo.    PSF  Rate/Mo.  Use    PSF     Units    Total
---------  -----------  -----------   ---    ---    ---    ---    ---    ---    ---    ---  -------   ---    ---     -----    -----

 5  x   5  Non-Climate     25         $26   $1.04                 $32  $1.28                   $30    $26   $1.04       32     $832
 5  x   8  Non-Climate     40                                                                   40     35    0.88        6      210
 5  x  10  Non-Climate     50          46   $0.92    30   0.60     45   0.90     69   1.38      45     40    0.80       73    2,920
 5  x  15  Non-Climate     75                                      52   0.69     74   0.99      55     50    0.67       32    1,600
10  x  10  Non-Climate    100          64   $0.64    50   0.50     75   0.75     86   0.86      75     70    0.70       72    5,040
10  x  12  Non-Climate    120                                                                   80     75    0.63        3      225
10  x  15  Non-Climate    150          79   $0.53    65   0.43     86   0.57    113   0.75      85     80    0.53       51    4,080
10  x  20  Non-Climate    200          89   $0.45    75   0.38     99   0.50    131   0.66     100     90    0.45       56    5,040
10  x  25  Non-Climate    250                        95   0.38    124   0.50    137   0.55     115    105    0.42        5      525
10  x  30  Non-Climate    300         115   $0.38   110   0.37    139   0.46    147   0.49     130    120    0.40       27    3,240
10  x  40  Non-Climate    400                                                                  N/A    150    0.38       11    1,650
                                                                                                                       ---    -----
                                                                                                                       368   25,362
                                                                                                                       ===
                                                                                                                               x 12
                                                                                                                            -------
                                                                                     Gross Potential Rent                   304,344

                                                                                     Vacancy                            10% (30,434)
                                                                                                                            -------

                                                                                     Credit & Collection Los             2%  (6,087)
                                                                                                                            -------

                                                                                     Effective Gross Rent                   267,823

                                                                                     Other Income                       10%  26,782
                                                                                                                            -------

                                                                                     Effective Gross Income                 294,605
                                                                                                                            =======

                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


OCCUPANCY "AS COMPLETE, AS STABILIZED":
--------------------------------------

         Overall economic vacancy was estimated to be 90%, higher than in the "As Is" value estimate due to the substantially larger size of the subject after expansion.

CONCESSIONS/BAD DEBT "AS COMPLETE, AS STABILIZED":
-------------------------------------------------

         The Potential Gross Rent is adjusted by 2%, the same percentage utilized in the "As Is" value estimate.

OTHER INCOME "AS COMPLETE, AS STABILIZED":
-----------------------------------------

         The estimate of Effective Gross Income "As Complete, As Stabilized" includes Other Income equal to 10% of Effective Gross Rent. Therefore, an increase in gross Other Income from $17,529 to $26,782 is anticipated.

                                                                      EXHIBIT L
                                                                      ---------

                                        EXPENSE ANALYSIS
                                        -----------------

                                  "AS COMPLETE, AS STABILIZED"
                                  ----------------------------


                             ANNUALIZED
                              6 MONTHS                                BUDGET
                                1997                 1998              1999
-----------------------------------------------------------------------------------------

Payroll & Benefits               $11,050              $16,061         $25,000  (A)

Management Fees                        0                    0          14,730  (B)

Advertising                        1,292                3,326           3,400  (C)

Office Expense                     6,592                6,015          10,300  (D)

Utilities                          5,032                6,082          10,800  (E)

Repairs & Maintenance              3,032                4,226          10,400  (F)

Insurance                          1,342                  714           1,700  (G)

Miscellaneous                      7,340                6,979           8,000  (H)

Real Estate Taxes                 12,164               21,437          29,300  (I)
                                  ------               ------          ------

Total Expenses                   $47,844              $64,840        $113,630  (J)
                                 =======              =======        ========




                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


"AS COMPLETE, AS STABILIZED" EXPENSE FOOTNOTES:
----------------------------------------------

(A) Payroll and benefits were estimated at $25,000, representing a substantial increase over the "As Is" expense to provide for a part-time employee.

(B)    Management fees were based upon 5% of effective gross income.

(C)    Advertising cost was based upon the "As Is" expense.

(D) Office expense was increased to $10,300. This increase is based on 50% of the "As Is" expense per square foot applied to the expansion square footage. Expenses in this line include office supplies, postage, telephone, licenses & fees, professional services, rent, equipment rental, travel, legal, accounting and payroll service.

(E) Utilities expense was increased to $10,800 based on 50% of the "As Is" expense per square foot applied to the expansion square footage.

(F) Repair and maintenance expenses were increased based on 100% of the "As Is" expense per square foot applied to the expansion square footage.

(G) Insurance expense was increased to $1,700. The increase was based on 50% of the "As Is" expense per square foot applied to the expansion square footage.

(H) Miscellaneous expenses were based upon the 1999 "As Is" expense estimate. This expense includes purchases for resale, the lease, insurance, repair and maintenance expenses for the Liberty Self-Stor rental trucks and auto expense reimbursements.

(I) Taxes were re-set based on the current assessment ($178,470/35%=$509,914) plus the cost of the expansion ($722,000) for a total adjusted assessment of $1,230,000 ($509,914 + $722,000=$1,231,914). The current ratios and tax rate are applied to this new assessment to achieve a new tax amount of $29,300.

(J) We observe that total expenses approximate 39% of revenues. Self-storage properties with stabilized occupancy typically have expense ratios of 30% to 40%.

                                                                       EXHIBIT L
                                                                       ---------




                                NET OPERATING INCOME CALCULATION
                                --------------------------------
                                  "AS COMPLETE, AS STABILIZED"
                                  ----------------------------
                                        ANNUALIZED
                                         6 MONTHS                                   BUDGET
                                           1997                 1998                 1999
--------------------------------------------------------------------------------------------------

INCOME:

Gross Potential Rent                        $128,100             $137,940             $304,344

Vacancy                                      (14,776)             (15,067)            ($30,434)

Concessions/Bad Debt                          (8,566)              (2,830)             ($6,087)
                                              -------              -------             --------

Gross Rent                                   104,758              120,043             $267,823

Other Income                                  11,128               16,174              $26,782
                                              ------               ------              -------

Effective Gross Income                       115,886              136,217             $294,605

EXPENSES:

Payroll & Benefits                            11,050               16,061               25,000

Management Fees                                                                         14,730

Advertising                                    1,292                3,326                3,400

Office Expense                                 6,592                6,015               10,300

Utilities                                      5,032                6,082               10,800

Repairs & Maintenance                          3,032                4,226               10,400

Insurance                                      1,342                  714                2,400

Miscellaneous                                  7,340                6,979                8,000

Real Estate Taxes                             12,164               21,437               29,300
                                              ------               ------               ------
Total Expenses                                47,844               64,840              113,630
                                              ------               ------              -------

Net Operating Income                         $68,042              $71,377             $180,975
                                             =======              =======             ========


                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


VALUE "AS COMPLETE"
-------------------

         The value "As Complete" is as of the date of the completion of construction, which is estimated by Liberty management to be July 1, 1999.

         The "As Complete" value is the "As Completed, As Stabilized" value minus the cost of lease-up. The "As Complete, As Stabilized" value was determined to be $1,900,000. In the following Lease-Up Cost Analysis, the cost of lease-up was determined to be $75,674. The value "As Complete" as of July 1, 1999, after deduction of these lease-up costs and rounding is:

         Value "As Complete"                   $1,820,000
                                               ==========

         Details of the Lease-Up Cost Analysis are on the following pages.



                                                                       EXHIBIT L
                                                                       ---------

                            LEASE-UP COST ANALYSIS
                            ----------------------
                                 "AS COMPLETE"
                                 -------------


                                                       RENTAL &                                                              TOTAL
                MONTHLY            CUMULATIVE          OTHER         MANAGEMENT       OTHER           YIELD ON             LEASE-UP
   MONTH      ABSORPTION (S.F.)   ABSORPTION (S.F.)   INCOME (1)       FEES (2)    EXPENSES (3)        COST (4)             COST (5)
-----------------------------------------------------------------------------------------------------------------------------------
  Jul-99         1,500               1,500              $876           ($44)        ($4,853)         ($7,070)
  Aug-99         1,500               3,000             1,752            (88)         (4,853)          (7,070)
  Sep-99         1,500               4,500             2,628           (131)         (4,853)          (7,070)
  Oct-99         1,500               6,000             3,504           (175)         (4,853)          (7,070)
  Nov-99         1,500               7,500             4,380           (219)         (4,853)          (7,070)
  Dec-99         1,500               9,000             5,256           (263)         (4,853)          (7,070)
  Jan-00         1,500              10,500             6,132           (307)         (4,853)          (7,070)
  Feb-00         1,500              12,000             7,008           (350)         (4,853)          (7,070)
  Mar-00         1,500              13,500             7,884           (394)         (4,853)          (7,070)
  Apr-00         1,500              15,000             8,760           (438)         (4,853)          (7,070)
  May-00         1,500              16,500             9,636           (482)         (4,853)          (7,070)
  Jun-00         1,500              18,000            10,512           (526)         (4,853)          (7,070)
  Jul-00         1,500              19,500            11,388           (569)         (4,853)          (7,070)
  Aug-00         1,500              21,000            12,264           (613)         (4,853)          (7,070)
  Sep-00         1,500              22,500            13,140           (657)         (4,853)          (7,070)
  Oct-00         1,500              24,000            14,016           (701)         (4,853)          (7,070)
  Nov-00           930              24,930            14,559           (728)         (4,853)          (7,070)
                   ---                                ------          -----         -------          -------
  Totals        24,930                               133,694         (6,685)        (82,501)        (120,183)             (75,674)
                ======                               =======         =======       ========         =========             ========


                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


"AS COMPLETE" LEASE-UP ANALYSIS FOOTNOTES:
-----------------------------------------

(1) Potential Gross Rent was estimated earlier in the "As Complete, As Stabilized" value at $304,344. Other Income is equal to $26,782, for total gross revenue of $331,126, which equals $7.00 per square foot per year or approximately $.58 per square foot per month. This analysis assumes that the subject is leased up at 1,500 square feet per month to 24,930 square feet, which is 90% of the 27,700 square foot addition. Based on this lease-up rate, the addition will be leased-up fully by December 1, 2000.

(2)    Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 30% of the addition's proportionate share of Potential Gross Rent plus Other Income. These expenses are estimated at $4,853 per month.

(4) The yield on cost is the expected return on construction cost at 11.75% per annum until stabilized occupancy is achieved. Liberty estimates the construction cost of the 27,700 gross square foot expansion to be approximately $722,000. A yield of 11.75% was applied to such cost to derive the yield requirement of the developer of $7,070 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT M
                                                                       ---------


                             AGREEMENT FOR SERVICES
                             ----------------------

                                    AGREEMENT
                                    ---------

         This Agreement is made as of April 16, 1999 by and between Robert A. Stanger & Co., Inc., with offices at 1129 Broad Street, Shrewsbury, New Jersey 07702 ("Stanger"), and Provident Bank (collectively "the Company"), with offices at 1111 Superior Avenue, Cleveland, Ohio 44114 and Liberty Self-Stor, Ltd. ("Liberty") with offices at 8500 Station Street, Suite 100, Mentor, Ohio 44060.

         WHEREAS, the Company wishes to retain Stanger to appraise certain self-storage facilities which are owned by or under contract of purchase by Liberty and which may be financed by the Company;

         WHEREAS, Stanger is willing to provide such services in accordance with the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

         1. APPRAISAL SERVICES: Subject to the provisions of this Agreement, Stanger will furnish to the Company limited summary appraisal reports (the "Reports") including certain modifications as requested by the Company for each property identified in Exhibit A hereto (the "Properties"). The Reports shall be addressed to the Company. Such Reports will be delivered on or before April 23, 1999.

         Stanger's Reports will be certified by a Member of the Appraisal Institute and will be based in part upon its review of the following information, which has already been provided by Liberty:

         (a) Property descriptive information (including age, size, unit configurations, land area, etc.);

         (b) Financial schedules detailing individual property operating results and capital expenditures for 1996, 1997 and 1998, current year operating budgets, year-to-date actual results and capital budgets to the extent available;

         (c) Property acquisition information, including date, price and terms and available information on any sales transactions involving the Properties occurring within the past three years;

         (d) Occupancy and rental rate information for each Property for 1996, 1997, 1998 and year to date 1999, and management surveys as available of recent rental rates and occupancy among properties which compete in local markets with the subject Properties;

         (e) Available information on any purchases and/or sales of self-storage properties transacted by the owner or manager of the Properties over the past twelve months;

         (f) Copies of all recent property site inspection reports prepared by organizations other than Stanger;

         (g) Information, as available, from current management of the Properties concerning potentially competing properties planned for construction or under development in the local market where the Property is located; and

         (h) Information provided by Liberty regarding subject properties under construction, redevelopment or expansion including the timing of expected construction, unit mix, and other features.

         In addition to reviewing the above, Stanger representatives will perform site inspections of each Property for each Report and gather supplementary information on the local real estate markets as it deems necessary.

         In connection with Stanger's activities on behalf of the Company, the Company agrees to furnish to Stanger, or request that Liberty furnish to Stanger, all reasonably available information and data regarding the Properties in its possession which Stanger reasonably deems appropriate (the
"Information").

         2. SCOPE OF REPORTS: The purpose of the Reports referred to above is to estimate the market value of the Properties "As Is". Additionally, value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized" will be included. Stanger will render to the Company Reports which complies with USPAP and FIRREA for each property which will include: a description of the purpose, scope and function of the Report, a definition of market value, an explanation of the appraisal methodology used, a description and market area overview, demographic analysis, real estate tax analysis, market rental rate and gross potential income analysis, expense analysis, net operating income analysis, survey of buyers of self storage properties and sales comparable analysis, cost analysis, direct capitalization analysis, discounted cash flow analysis, and a value reconciliation and conclusion.

         3. PAYMENT: The fee for each report shall be $4,500 for each property. Such fee shall be paid by the Company to Stanger. However, payment for the Riverhead, New York and Dayton, Ohio properties will be made directly to Stanger by Liberty, based on previous agreements.

         The Company shall also reimburse Stanger for any out-of-pocket expenses incurred for travel, meals, lodging, data and communication. Such expenses shall be billed with the appraisal fee.

         4. CONFIDENTIALITY: Any information submitted by the Company or by Liberty to Stanger in connection with its review and Reports as set forth in Section 1 which is not otherwise publicly available shall be kept confidential by Stanger and shall not be released to any other person, unless required by law, without the prior written consent of the Company and Liberty.

         5. USE OF REPORTS: The Reports to be provided by Stanger are intended to be relied upon and utilized by the Company in connection with the financing of such Properties. The Reports may be utilized by and relied on by other lenders participating in such financing. The Reports shall not be reproduced or excerpted in any securities offering document or used for any other purposes without the prior written consent of Stanger.

         6. RESPONSIBILITIES: Stanger assumes no responsibility under this Agreement other than to render the services outlined in Section 1. Stanger shall not be liable for any error in judgment or act or omission provided that it has acted in good faith, with reasonable care and not in violation of applicable law. Notwithstanding any provision hereof to the contrary, nothing herein shall constitute a waiver by, or limitation of, the Company of any right or remedy afforded by Federal or state securities laws. No third party shall have any rights against Stanger by reason of this Agreement and Stanger's services in connection herewith.

         If Stanger personnel are requested by the Company to testify in any proceeding relating to the Reports or the services rendered under this contract, the Company agrees that it shall compensate Stanger at a rate equal to its then customary hourly rate for such individual as a consultant and expert, for whatever time such individual is requested by the Company or otherwise required to devote to such work.

         7. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the terms hereof shall not be waived, amended or modified in any respect except by written agreement, signed by the parties hereto. No assignment of this Agreement or any rights hereunder shall be effective without the prior written consent of all parties. Nothing herein shall constitute either party as the agent or representative of the other party. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ROBERT A. STANGER & CO., INC.               PROVIDENT BANK


BY:__________________________               BY:_____________________
       Robert Gagliano                         (signature)
       Vice President

                                         ____________________________
                                         (print name)


                                         ____________________________
                                         (title)


LIBERTY SELF-STOR LTD.


BY:_______________________


__________________________
(print name)

__________________________
(title)

                                                                       EXHIBIT A



                                  PROPERTY LIST
                                  -------------


1.   1040 Horton's Lane             62,655 square foot self-storage/warehouse
     Southold, New York 11971       facility. 11,610 square foot expansion
                                    planned.

2.   99 Mill Road                   20,625 square foot self-storage facility
     Riverhead, New York 11901      known as Storage Town East, under contract
                                    of purchase by Liberty. 18,150 square foot expansion planned.

3.   3785 Shihloh Springs Road      19,550 square foot self-storage facility
     Dayton, Ohio 45426             with 27,700 square foot expansion.